                                 EXHIBIT 99.11


                             Director Fee Election
                             ---------------------

                                SEQUENOM, INC.

                             DIRECTOR FEE ELECTION
                             ---------------------



    Pursuant to the Director Fee Option Grant Program in effect under the Corporation's 1999 Stock Incentive Plan (the "Plan"), I hereby elect to apply a portion of my annual retainer fee for calendar year 200___ to the acquisition of a special option grant to purchase shares of the Corporation's common stock (the "Common Stock"). The percentage of my retainer fee to be so applied is as follows:

                     ________% of the annual retainer fee.

    I hereby acknowledge and agree that this election shall be irrevocable and that the option to be granted pursuant to such election will be subject to the following terms:

    1.  The option will be granted on  January _____, 200___.

    2. The exercise price per share will be equal to one-third of the fair market value per share of Common Stock (the closing selling price per share on the Nasdaq National Market) on the option grant date.

    3. The number of shares of Common Stock subject to the option will be determined by dividing (i) the portion of the retainer fee I have elected to apply to the acquisition of the option by (ii) two-thirds of the fair market value per share of Common Stock on the option grant date.

    4. The option will become exercisable in twelve (12) successive equal monthly installments upon my completion of each calendar month of service on the Board during calendar year 200__, with the first such installment to become exercisable upon my continuation in Board service through January 31, 200___.

    5. The remaining terms of the option will be as set forth in the Director Fee Option Grant Program in effect under the Plan.


                              Signature:____________________________

                              Dated:________________________________